Exhibit (p)(2)

BROWN BROTHERS HARRIMAN & CO.
COMPLIANCE POLICY

Code of Ethics
March 2010

I. Introduction

The Code of Ethics (the “Code”) reaffirms basic policies of ethical and professional conduct for personnel of Brown Brothers Harriman & Co.(“BBH”) and its subsidiaries (collectively, “BBH Personnel”), including personnel of the Mutual Fund Advisory Department (also known as the BBH SID [1]) and those supporting the registered BBH proprietary mutual funds. BBH Personnel are responsible for upholding the highest ethical and professional standards and must adhere to this Code to help ensure they abide by applicable regulatory requirements for private banks, custodians, investment advisers and FINRA members. However, this Code does not supplant the rules and regulations of government and regulatory bodies.

This Code should be read in conjunction with BBH’s Personal Trading and Insider Trading policies (together referred to as the “Trading Policies”). The Code addresses a broad spectrum of business activities, practices and procedures and sets out basic principles which are intended to guide BBH Personnel.

BBH Personnel must conduct themselves in accordance with this Code and avoid even the appearance of improper, unethical, or unprofessional behavior. It is the responsibility of BBH Personnel to help ensure prompt and consistent action against violations of this Code. Below are practical guidelines to help you assess and escalate issues when they occur:

  Make sure you have all the facts. In order to reach the right solutions, one must be as fully informed as possible.

  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? Focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense. If something seems unethical or improper, seek guidance before acting.

  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the situation.

  Discuss the issue with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the questions, and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

  Seek help from BBH resources. In the rare case where it may not be appropriate to discuss an issue with your manager or where you do not feel comfortable approaching your manager with your question, discuss it locally with your Human Resources manager or a member of BBH’s Compliance Department. See Section II below.

  You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. However, anonymous reportings may not be considered credible. In most cases, BBH will rely on the individual reporting a violation in order to commence an investigation. BBH does not permit retaliation of any kind against BBH Personnel for good faith reports of an ethical violation.

  Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

II. Business Conduct, Accounting Practices and Internal Controls

The business of BBH must always be in compliance with the spirit, as well as the letter, of applicable laws and regulations.

Knowledge of events by BBH Personnel related to questionable, inappropriate or fraudulent business conduct, accounting practices or regulatory, internal accounting, or auditing matters should be immediately reported. Such matters will be handled in a confidential and protected manner and will not be disseminated except to the extent necessary to conduct a complete and fair investigation or to take appropriate corrective action. Failure to report such matters constitutes a violation of this Code. BBH prohibits and will not tolerate any retaliation or threatened retaliatory action against BBH Personnel who makes a good faith report of an apparent or possible violation. Similarly, BBH Personnel who discourage or prevent another either from making such a report or seeking the help or assistance they need to report the matter to the individuals designated below will be subject to disciplinary action.

Reporting and Investigating Complaints:

Complaints related to questionable and/or improper business practices or fraud should be immediately reported. BBH Personnel may report complaints to a manager, independent BBH management or through BBH’s independent reporting system (described below). All complaints will be handled confidentially. Independent BBH management includes BBH's Partner-in-Charge of Compliance, the Chief Compliance Officer, the General Counsel and the Chairman of the Audit Committee.

To facilitate investigations of complaints, BBH Personnel should identify themselves when making the complaint. However, complaints may also be submitted in writing on an anonymous basis. BBH utilizes an independent reporting system and hotline which reinforces the value BBH places on communication. Complaints can be submitted anonymously and confidentially either via the web at www.mysafeworkplace.com or by calling a toll-free number (800-461-9330).

Reported complaints will be promptly investigated and appropriate action will be taken upon completion of the investigation. Complaints will be monitored by the Compliance Oversight Committee or by the Audit Committee’s oversight body. A report on trends and/or material matters will be presented to the appropriate committee.

III. Compliance with Laws and Regulation

BBH’s business is subject to extensive regulation. For instance, BBH is a private bank licensed by the New York State Banking Department as well as others. It is also a member of several stock exchanges and is registered as a broker in certain states.

In addition, a division of BBH, the “BBH SID”, is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). As a registered investment adviser, the business activities of the SID are primarily governed by the rules and regulations of the Advisers Act. Rule 204A-1 promulgated under the Advisers Act requires registered investment advisers to adopt codes of ethics in conformity with the requirements set forth herein. In addition, as the SID is an investment adviser to an investment company registered under the Investment Company Act of 1940 (the “1940 Act”), this Code is also intended to comply with Rule 17j-1 under the 1940 Act.

To assist BBH in complying with all laws and regulations applicable to its business activities, BBH has provided guidance to its personnel in the form of policies, procedures and manuals. BBH Personnel are expected to cooperate with any regulatory requests, inquiries or examinations to help ensure BBH meets its obligations.

IV. Statement of Principles

BBH Personnel are subject to the following Statement of Principles which is intended to provide guidance for handling a broad spectrum of matters. Any questions regarding the application of this Statement of Principles to particular matters should be directed to the Compliance Department.

  BBH shall place the interest of its clients first.

  BBH Personnel shall conduct all of their personal securities transactions in a manner which is consistent with this Code.

  BBH Personnel shall avoid inappropriate conflicts of interest or any abuse of a position of trust and responsibility.

  BBH Personnel shall not take inappropriate advantage of their BBH position.

  BBH Personnel shall ensure that client information is kept confidential, including the identity of clients’ security holdings and client financial circumstances.

  BBH Personnel shall ensure that they maintain independence in the investment decision-making process.

V. Confidential Information

BBH Personnel may become aware of confidential information not generally available to the public concerning the business of BBH, clients of BBH, and/or individuals in BBH (“Confidential Information”).

BBH Personnel are required to safeguard Confidential Information and ensure that it is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained. BBH also maintains a Privacy and Data Protection Policy to help ensure the safekeeping of Confidential Information. For instance, BBH Personnel may use information regarding clients only for purposes of meeting BBH’s obligations to its clients. BBH Personnel may work with, review, examine, inspect, have access to, or obtain such information only for the purpose of fulfilling their responsibilities to clients, and should hold such information in strict confidence.

Confidential Information obtained as a result of an affiliation with BBH is not to be used for the purpose of furthering any private interest or as a means of making any personal gain.

The BBH SID and Investment & Wealth Management Departments

The BBH SID and BBH’s investment management departments have invested a great deal to develop investment management strategies, methods and resources. In many cases, these assets give BBH a competitive advantage and BBH prohibits the dissemination of BBH ideas, strategies, methods and contacts to outsiders. BBH Personnel must never disclose to outsiders BBH’s buy and sell decisions, securities under consideration for future investment, or the portfolio holdings of clients of BBH (other than to third parties who require such information to conduct BBH business or to service clients of BBH, e.g. brokers, consultants, outside legal counsel, accountants or custodians or pursuant to BBH’s internal policies) without the authorization of their supervising partner. In granting such authorization, the supervising partner will determine whether disclosure to the third party is necessary and whether the third party has agreed to comply with BBH’s confidentiality policies and procedures.

VI. Protection and Proper Use of BBH Assets

BBH Personnel should work to protect BBH’s assets and ensure their efficient use. Theft, carelessness, and waste have direct impact on our profitability. BBH Personnel should report suspected incidents of fraud or theft to their supervisor for investigation. BBH technology, equipment or other resources may not be used for non-BBH business, though incidental personal use may be permitted.

BBH Personnel have an obligation to protect BBH’s assets, including proprietary information. Proprietary information is a type of Confidential Information and it should be treated as such. For example, proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. The unauthorized use or distribution of proprietary information violates BBH policy, and could also be illegal and result in civil and/or criminal penalties.

VII. Conflicts of Interest

BBH has a fiduciary relationship with certain clients and, as such, has a duty to act in the best interests of its clients and to make full and fair disclosure of potential conflicts to them. Inappropriate conflicts of interest should be avoided.

Specifically, conflicts of interest may arise when BBH Personnel, or members of their family, receive improper personal benefits as a result of their position in BBH. Loans to, or guarantees of obligations of BBH Personnel or their family members may create conflicts of interest. Potential conflicts of interest may also arise when BBH Personnel work in some manner for a competitor, client or vendor. Thus, BBH Personnel are not allowed to work for a competitor as a consultant or board member, whether profit or non-profit, unless approved in writing by BBH. Please refer to the BBH policies entitled “Outside Business Activities” and “Directorships” for further guidance.

Conflicts of interest should be identified and managed prior to accepting any clients or executing transactions. Any BBH Personnel who become aware of a conflict or potential conflict should bring it to the attention of a manager or the Compliance Department.

Securities Transactions and Conflicts of Interest

BBH Personnel should exercise particular care in making purchases and sales of securities to avoid a conflict of interest with clients. The following requirements also apply to family members in certain circumstances. It is the individual responsibility of BBH Personnel to refrain from market activity if a conflict with the interest of a client might result. This includes, among other things, trading in anticipation of or immediately after a rating change by BBH for a security rated by any of the research areas.

Conflicts considerations are most important among BBH Personnel who participate in making recommendations or have any pre-publication knowledge of a research report or knowledge of planned investments. BBH Personnel should refrain from any action in contemplation of a BBH research report, such as effecting a transaction for their own account, or for accounts in which they have an interest or discretion, or passing on advance information concerning the research report to clients or other persons outside BBH.

Front-running BBH research recommendations and trading on inside information are not the only concerns when Personnel contemplate personal securities transactions. Any strategy that may infringe on a client’s interest, such as front-running client trades, whether done at BBH or at another financial institution, or using information about client securities positions to make investment decisions, etc., are also illegal practices.

Further, it is unlawful for any affiliated person of a “Fund” [2], or any affiliated person of BBH, in connection with the purchase or sale, directly or indirectly, by the person of a “Covered Security” [3] “Held or to be Acquired by a Fund” [4]: (i) to employ any device, scheme or artifice to defraud a Fund; (ii) to make any untrue statement of material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading; (iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or (iv) to engage in any manipulative practice with respect to a Fund.

Please refer to the Personal Trading Policy, the Personal Trading Requirements for Authorized Insiders and Access Person and the Conflict of Interest Policy for further guidance.

Reporting Requirements of Access Persons [5]

Access Persons are responsible for adhering to the requirements applicable to them which are described in the BBH Policy entitled, “Personal Trading Requirements for Authorized Insiders and Access Persons”, which include among other things requirements concerning (i) reporting of holdings of Covered Securities in personal brokerage accounts upon becoming an Access Person and annually thereafter and (ii) pre-approval of certain personal securities transactions by all Access Persons.

Please refer to the Personal Trading Requirements for Authorized Insiders and Access Person for further guidance.

VIII. Competing Business Ventures

BBH Personnel are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or their position with BBH without the consent of their manager and the Compliance Department. BBH Personnel may not use corporate property, information, or their position with BBH for improper personal gain, and BBH Personnel may not compete with BBH directly or indirectly. BBH Personnel owe a duty to BBH to advance its legitimate interests when the opportunity to do so arises.

BBH seeks to outperform our competition fairly and honestly. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No one should engage in the abuse of privileged information, the unlawful misrepresentation of material facts, or any other intentional unfair-dealing practice.

IX. Gifts, Entertainment and Personal Remuneration

BBH also maintains a policy entitled, “Gifts, Entertainment and Other Non-Cash Compensation,” regarding restrictions on giving and receiving certain types of gifts and personal remuneration. BBH Personnel are required to adhere to this policy.

X. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits offering or giving anything of value, directly or indirectly, to officials of a foreign government, international political candidates or foreign political parties in order to obtain or retain business. It is strictly prohibited to make illegal payments to government official of any country or secure any improper advantage. See the Anti-Bribery and FCPA policy.

In addition, the U.S. government, various state and local governments, as well as foreign governments, have a number of laws and regulations regarding business gratuities being accepted by government personnel and contributions being made to political candidates and parties. The promise, offer or delivery to an official or employee of any government of a gift, favor, political contribution or gratuity in violation of these rules would not only violate BBH’s policy but could also be a criminal offense. Please see the BBH policy entitled, “Political Contributions” for further guidance.

XI. Document Integrity and Recordkeeping

BBH requires true and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BBH is engaged in a variety of financial services activities it is subject to extensive regulations regarding the manner in which we maintain and retain books and records.

BBH maintains the highest standards in preparing accounting and financial information. The integrity of our books and records is essential. All BBH Personnel responsible for keeping/preparing any books, records and accounts for BBH are required to record all entries based upon proper supporting documentation so that the records of BBH are maintained to conform to applicable legal and regulatory requirements as well as BBH’s system of internal controls.

Business records and communications often become public, and BBH Personnel should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal or informal communications. Records should always be retained or destroyed according to BBH’s Records Management policy. Finally, in the event of litigation or governmental investigations, please consult the Compliance Department or the Office of the General Counsel regarding any specific recordkeeping requirements or obligations.

XII. Administration of the Code and Annual Acknowledgement

BBH Personnel are required to annually evidence acknowledgment that they agree to abide by the terms of this Code. Violation of any provision of the Code of Ethics may be grounds for disciplinary action, up to and including termination of employment.

End Notes

1.	“BBH SID”: The Brown Brothers Harriman Mutual Fund Advisory Department, known as the BBH SID is a “Separately Identifiable Department” of BBH. This Code applies to SID personnel.
2.	“Fund” means an investment company registered under the Investment Company Act of 1940, including but not limited to the registered BBH proprietary mutual funds.
3.

“Covered Security,” as described in the Trading Policies, shall include all securities with the following exceptions: Securities issued or guaranteed by the U.S. or a European Government or by an entity controlled or supervised by the U.S. or a European Government, bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments, and shares of registered open-end investment companies (including non-U.S. unit trusts) other than a fund managed by the BBH SID. Further, transactions effected pursuant to an automatic investment plan are not included. The definition also includes securities held by a trust in which you are a settler, trustee or beneficiary, securities held by a partnership in which you are a general partner and securities in which any contract, arrangement, understanding or relationship gives you direct or indirect economic interest. Covered Securities include both unit-investment trust exchange traded funds (“ETFs”) and open-end ETFs.

4.	“Covered Security Held or to be Acquired by a Fund” means any Covered Security which, within the most recent 15 days:
	a.	is or has been held by a Fund; or
	b.	is being or has been considered by a Fund or BBH for purchase by a Fund.
5.	“Access Persons” means any BBH Personnel who:
a.

has access to nonpublic information regarding any BBH SID clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund that is advised by the BBH SID, or

	b.	is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Policy History
Revised April 2006
Revised December 2006
Revised June 2007
Revised December 2007
Revised May 2008
Revised December 2008
Revised February 2009
Revised December 2009
Revised March 2010